Exhibit 99.1

Press Release January 24, 2017	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter and Annual 2016 Results

FORT WAYNE, INDIANA, January 24, 2017 / PRNewswire /

Annual 2016 Results

•                  Record company-wide safety performance

•                  Record steel shipments of 9.2 million tons

•                  Record steel production of 9.5 million tons

•                  Record fabrication shipments of 562,725 tons

•                  Operating income of $728 million and record adjusted operating income of $861 million

•                  Near-record EBITDA of $1.0 billion and adjusted EBITDA of $1.2 billion

•                  Near-record liquidity of over $2.0 billion

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2016 financial results.  The company reported fourth quarter net sales of $1.9 billion and net income of $20 million, or $0.08 per diluted share, which includes non-cash goodwill and asset impairment charges of $0.31 per diluted share and debt refinancing and repayment charges of $0.04 per diluted share. Excluding these items, the company’s adjusted fourth quarter 2016 net income was $106 million, or $0.43 per diluted share.

As indicated in the company’s December 16, 2016 guidance press release, based on recent events related to the company’s 82%-owned and idled Mining Resources joint venture, the company assessed the carrying value of its Minnesota iron mining operations during the fourth quarter 2016.  Upon completion of the assessment, it was determined that the estimated fair value did not support the carrying value in place.  Therefore, the company recorded a pretax, non-cash asset impairment charge of $127 million during the fourth quarter 2016, and based on the company’s joint venture ownership percentages, reduced consolidated pretax income by $114 million.  The planned sale of certain metals recycling assets also resulted in a pretax, non-cash goodwill impairment charge of $5.5 million during the fourth quarter 2016.

The fourth quarter 2016 also included additional compensation costs of approximately $7.5 million, or $0.02 per diluted share, associated with a one-time, special cash performance bonus paid to all non-executive, eligible employees in recognition of their tremendous performance during the year.

Comparatively, prior year fourth quarter net sales were $1.6 billion, with adjusted net income of $22 million, or $0.09 per diluted share, which excluded the impact of non-cash goodwill and asset impairment charges related to the company’s metals recycling operations of $1.13 per diluted share.  Sequential third quarter 2016 net sales were $2.1 billion, with adjusted net income of $160 million, or $0.65 per diluted share, which excluded the impact of a litigation settlement charge of approximately $5 million, or $0.01 per diluted share.

“We continue to perform at the top of our industry, both operationally and financially,” said Mark D. Millett, President and Chief Executive Officer. “We achieved record steel and fabrication shipments, and excluding the previously mentioned impairment charges, we earned record adjusted operating income of $861 million and near record adjusted EBITDA of $1.2 billion.  The industry benefited this year from reduced flat roll steel imports, coupled with steady demand.  Our steel operations profitability declined significantly in the fourth quarter, as customers’ hesitancy to place orders earlier in the quarter resulted in both lower shipments and product pricing.  However, supported by steady demand and a more favorable supply environment, rising world steel prices, and increasing raw material costs, both flat roll steel selling values and customer order activity increased meaningfully in November and December, and remain strong with an expectation for continued strength into 2017.”

“Operating income from our metals recycling platform (excluding the impairment charge) remained steady in the fourth quarter 2016, despite lower seasonal domestic steel mill utilization, which resulted in weakened demand,” continued Millett. “The benefit from the team’s continued focus on cost reduction and better alignment of metals recycling assets helped offset lower shipments and slightly lower metal spread.  Earnings from our fabrication operations also remained steady in the quarter, as the benefit from metal spread expansion more than offset lower seasonal shipments.  Our fabrication platform continues to experience steady demand from the non-residential construction sector.  Based on continued strong generation of cash flow from operations of $853 million for 2016, we maintained near-record liquidity of over $2.0 billion, while simultaneously investing in our company and reducing debt during the year. We have a firm foundation for continued growth.”

Additional Fourth Quarter 2016 Comments

Fourth quarter 2016 operating income for the company’s steel operations decreased 30 percent to $218 million sequentially, based on a three percent decline in shipments and metal spread compression.  The company’s average steel product price decreased more than consumed raw material scrap costs, resulting in steel metal spread compression.  The fourth quarter 2016 average product selling price for the company’s steel operations decreased $60 to $680 per ton.  The average ferrous scrap cost per ton melted only decreased $31 to $220 per ton.

Fourth quarter 2016 operating income attributable to the company’s flat roll products decreased 33 percent when compared to the sequential third quarter, driven by lower shipments and a meaningful decline in metal spread, based on lower selling values that outpaced decreasing scrap costs. Operating income from long products decreased 16 percent as a result of overall lower shipments.  Aside from the construction sector, long product steel demand is generally challenged, and selling values remain under pressure from excess domestic production capability.  The company’s steel production utilization rate was 81 percent in the fourth quarter 2016, compared to 85 percent in the sequential third quarter and compared to the domestic industry utilization rate of less than 70 percent.

Excluding non-cash goodwill impairment charges of $5.5 million, fourth quarter 2016 operating income from the company’s metals recycling operations remained steady at $10 million, compared to the sequential third quarter.  Despite lower average quarterly ferrous pricing, metal spread only decreased slightly.

The company’s fabrication operations recorded fourth quarter 2016 operating income of $18 million, which equaled sequential third quarter results, a strong performance given the impact of seasonality.  Higher average steel input costs were more than offset by improved product selling values, resulting in sequential metal spread expansion, which offset seasonally lower shipments.

During the fourth quarter 2016, the company successfully refinanced $400 million of its highest cost senior notes, reducing its ongoing interest burden and extending its debt maturity profile.  On December 14, 2016, the company also utilized available cash to repay $228 million of its senior secured term debt facility.  These actions reduced fourth quarter 2016 pretax income by approximately $17 million, due to the required call premium and other associated finance expenses. In combination, these transactions are expected to reduce the company’s annual interest expense by approximately $10 million in 2017, and further strengthen and add flexibility to the company’s long term capital structure and credit profile, supporting continued growth.

Annual 2016 Comparison

Annual 2016 net income was $382 million, or $1.56 per diluted share.  Excluding charges related to litigation settlement, non-cash goodwill and asset impairment, and debt capital structure activities, the company reported adjusted net income of $472 million, or $1.92 per diluted share.  Comparatively, annual 2015 net loss was $130 million, or $0.54 per diluted share, which included non-cash asset impairment and other charges related to the company’s metals recycling and ferrous production operations and refinancing costs.  Excluding these charges, annual 2015 adjusted net income was $178 million, or $0.74 per diluted share.

Annual 2016 net sales were $7.8 billion, compared to $7.6 billion in 2015.  The company’s steel and fabrication operating platforms each achieved annual shipping records in 2016 and despite lower average selling values, drove the increase in 2016 revenues.  Annual 2016 adjusted operating income increased $463 million, more than double 2015 results, based on record annual operating income from the company’s steel operations related to both increased shipments and metal spread expansion.  The average 2016 selling price for the company’s steel operations decreased $17 to $658 per ton.  The average 2016 ferrous scrap cost per ton melted decreased $35 to $220 per ton.  The company’s metals recycling platform also experienced a significant improvement in annual profitability based on metal spread expansion, achieving 2016 adjusted operating income of $40 million, compared to a loss of $4 million in 2015 (excluding non-cash goodwill and asset impairment charges).

Outlook

“The company believes that current and anticipated macroeconomic and market conditions are in place to benefit the domestic steel industry in the coming year,” said Millett.  “Although domestic automotive production may be coming off record levels, we believe 2017 North American automotive steel consumption will be steady, and that there will be additional growth in the construction sector, especially for larger, public sector infrastructure projects.  We could also see some improved activity within the energy sector in 2017.

“We continue to see progress at our Columbus Flat Roll Division.  The successful market and product diversification that we achieved at Columbus during 2015 was one of our key differentiators for improved annual profitability in 2016, and will continue to benefit the coming years as we have accessed numerous new customers and end markets. The team also successfully added the capability to produce value-added Galvalume® flat roll products during the third quarter 2016, and successfully installed the $100 million paint line in the fourth quarter of 2016, adding 250,000 tons of value-added painting capability. The team shipped prime Galvalume® product in the second half of 2016 and just shipped its first prime painted product a few weeks ago.

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy. We are well-positioned for growth, and remain focused on delivering shareholder value through organic and strategic growth opportunities,” concluded Millett.

Supplemental Information (dollars in thousands)

	Fourth Quarter		Year to Date
	2016	2015	2016	2015	3Q 2016
External Net Sales
Steel	$1,393,329	$1,091,029	$5,634,711	$5,203,512	$1,557,502
Fabrication	173,015	182,884	701,041	673,374	177,429
Metals Recycling	282,783	270,625	1,169,342	1,433,003	306,092
Other	61,469	46,508	272,015	284,522	60,287
Consolidated	$1,910,596	$1,591,046	$7,777,109	$7,594,411	$2,101,310

Operating Income
Steel	$217,778	$66,580	$941,126	$411,523	$311,127
Fabrication	17,766	30,193	91,167	115,947	17,814
Metals Recycling	9,511	(16,047)	40,305	(3,764)	9,747
Metals Recycling Impairment	(5,500)	(428,500)	(5,500)	(428,500)	—
Operations	239,555	(347,774)	1,067,097	95,206	338,688

Non-cash Amortization of Intangible Assets	(7,406)	(5,872)	(28,765)	(24,180)	(7,208)
Profit Sharing Expense	(19,563)	(4,427)	(71,285)	(23,064)	(22,255)
Non-segment Operations	(29,223)	(23,070)	(111,742)	(87,579)	(25,370)
Minnesota Impairment/Idle Charges	(127,339)	—	(127,339)	(33,167)	—
Consolidated Operating Income (Loss)	56,024	(381,143)	727,966	(72,784)	283,855

Non-cash Impairment Charges	132,839	428,500	132,839	428,500	—
Minnesota Idle & Non-cash Inventory Charges	—	—	—	33,167	—
Iron Dynamics Outage Impact	—	—	—	9,403	—
Adjusted Operating Income	$188,863	$47,357	$860,805	$398,286	$283,855

External Shipments
Steel (In tons)	2,041,078	1,777,597	8,558,331	7,703,749	2,104,219
Steel Shipped to Internal Locations	165,066	167,921	687,615	624,401	167,012

Fabrication (In tons)	132,186	141,731	562,725	492,875	142,585

Metals Recycling
Nonferrous (In 000’s of pounds)	246,584	241,442	991,558	997,367	254,922
Ferrous (In gross tons)	446,232	564,868	1,957,764	2,384,288	468,498
Ferrous Scrap Shipped to Internal Steel Mills	729,393	629,543	3,112,616	2,755,218	774,779

Other Operating Information
Steel
Average External Sales Price (Per ton)	$680	$614	$658	$675	$740
Average Ferrous Cost (Per ton melted)	$220	$205	$220	$255	$251

Flat Roll Shipments
Butler Division	685,788	601,502	2,914,534	2,539,399	742,785
Columbus Division	699,628	627,934	2,941,717	2,598,939	680,750
The Techs	179,741	149,358	774,838	667,661	197,259
Long Product Shipments
Structural and Rail Division-Structural	261,261	216,659	1,062,302	923,564	274,482
-Rail	58,004	55,775	237,249	261,545	56,212
Engineered Bar Products Division	134,262	99,257	507,163	509,083	125,108
Roanoke Bar Division	112,007	119,208	496,808	515,440	119,555
Steel of West Virginia	75,453	75,825	311,335	312,519	75,080
Total Steel Shipments (In tons)	2,206,144	1,945,518	9,245,946	8,328,150	2,271,231

Steel Production (In tons)	2,237,200	1,982,315	9,503,465	8,528,885	2,341,659

Fabrication
Average External Sales Price (Per ton)	$1,310	$1,290	$1,249	$1,366	$1,253

Consolidated EBITDA
Earnings (Loss) Before Taxes	$2,820	$(417,923)	$564,133	$(242,117)	$243,305
Net Interest Expense	34,752	36,107	141,148	152,609	34,867
Depreciation	64,199	65,927	261,281	264,294	65,473
Amortization of Intangible Assets	7,406	5,872	28,765	24,180	7,208
Non-controlling Interest	16,180	3,077	22,109	14,859	2,984
EBITDA	125,357	(306,940)	1,017,436	213,825	353,837
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	(143)	435	484	2,580	(880)
Inventory Valuation	154	2,349	986	28,541	405
Asset Impairment Charges	119,764	428,500	119,764	428,500	—
Equity Based Compensation	10,069	9,947	30,230	28,835	5,895
Financing Expenses	3,104	—	3,104	3,326	—
Adjusted EBITDA	$258,305	$134,291	$1,172,004	$705,607	$359,257

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2016 operating and financial results on Wednesday, January 25, 2017, at 9:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on January 30, 2017.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Operating Income, Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months
	December 31,		December 31,		Ended
	2016	2015	2016	2015	September 30, 2016

Net sales	$1,910,596	$1,591,046	$7,777,109	$7,594,411	$2,101,310
Costs of goods sold	1,600,654	1,446,839	6,442,245	6,862,693	1,692,807
Gross profit	309,942	144,207	1,334,864	731,718	408,503

Selling, general and administrative expenses	94,110	86,551	374,009	328,758	95,185
Profit sharing	19,563	4,427	71,285	23,064	22,255
Amortization of intangible assets	7,406	5,872	28,765	24,180	7,208
Asset impairment charges	132,839	428,500	132,839	428,500	—
Operating income (loss)	56,024	(381,143)	727,966	(72,784)	283,855

Interest expense, net of capitalized interest	36,149	36,616	146,037	153,950	36,199
Other expense (income), net	17,055	164	17,796	15,383	4,351
Income (loss) before income taxes	2,820	(417,923)	564,133	(242,117)	243,305

Income tax expense (benefit)	(1,012)	(161,607)	204,127	(96,947)	88,892
Net income (loss)	3,832	(256,316)	360,006	(145,170)	154,413
Net loss attributable to noncontrolling interests	16,180	3,077	22,109	14,859	2,984
Net income (loss) attributable to Steel Dynamics, Inc.	$20,012	$(253,239)	$382,115	$(130,311)	$157,397

Basic earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders	$0.08	$(1.04)	$1.57	$(0.54)	$0.65

Weighted average common shares outstanding	243,687	242,558	243,576	242,017	243,761

Diluted earnings (loss) per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.08	$(1.04)	$1.56	$(0.54)	$0.64

Weighted average common shares and share equivalents outstanding (Note 1)	245,511	242,558	245,298	242,017	245,682

Dividends declared per share	$0.1400	$0.1375	$0.5600	$0.5500	$0.1400

Note 1: Excludes the impact of common share equivalents outstanding for the three months and year ended December 31, 2015, because the impact on diluted loss per share is anti-dilutive.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2016	2015
	(unaudited)
Assets
Current assets
Cash and equivalents	$841,483	$727,032
Accounts receivable, net	729,784	613,605
Inventories	1,275,211	1,149,390
Other current assets	83,197	47,914
Total current assets	2,929,675	2,537,941

Property, plant and equipment, net	2,787,215	2,951,210

Restricted cash	18,060	19,565

Intangible assets, net	283,977	278,960

Goodwill	393,351	397,470

Other assets	11,454	16,936
Total assets	$6,423,732	$6,202,082
Liabilities and Equity
Current liabilities
Accounts payable	$395,196	$283,355
Income taxes payable	5,593	2,023
Accrued expenses	308,394	233,232
Current maturities of long-term debt	3,632	16,680
Total current liabilities	712,815	535,290

Long-term debt	2,353,194	2,577,976

Deferred income taxes	448,375	400,770

Other liabilities	20,649	16,595
Total liabilities	3,535,033	3,530,631

Commitments and contingencies

Redeemable noncontrolling interests	111,240	126,340

Equity
Common stock	641	638
Treasury stock, at cost	(416,829)	(396,455)
Additional paid-in capital	1,132,749	1,110,253
Retained earnings	2,210,459	1,965,291
Total Steel Dynamics, Inc. equity	2,927,020	2,679,727
Noncontrolling interests	(149,561)	(134,616)
Total equity	2,777,459	2,545,111
Total liabilities and equity	$6,423,732	$6,202,082

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Operating activities:
Net income (loss)	$3,832	$(256,316)	$360,006	$(145,170)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	73,139	73,289	296,109	294,595
Impairment charges	132,839	428,500	132,839	428,500
Equity-based compensation	10,069	9,949	31,656	30,181
Deferred income taxes	(33)	(145,537)	53,846	(99,323)
Other adjustments	17,450	4,129	20,676	19,886
Changes in certain assets and liabilities:
Accounts receivable	43,193	189,006	(106,617)	311,302
Inventories	(13,236)	170,593	(115,575)	488,003
Accounts payable	(10,699)	(100,017)	106,521	(227,092)
Income taxes receivable/payable	(54,881)	(16,603)	(13,921)	12,706
Other assets and liabilities	5,734	(19,230)	87,229	(59,963)
Net cash provided by operating activities	207,407	337,763	852,769	1,053,625

Investing activities:
Purchases of property, plant and equipment	(74,992)	(28,043)	(198,160)	(114,501)
Acquisition of businesses, net of cash acquired	(14,286)	—	(123,351)	(45,000)
Other investing activities	2,851	3,690	8,618	16,874
Net cash used in investing activities	(86,427)	(24,353)	(312,893)	(142,627)

Financing activities:
Issuance of current and long-term debt	400,000	28,897	473,903	207,930
Repayment of current and long-term debt	(656,855)	(51,105)	(728,993)	(625,924)
Dividends paid	(34,128)	(33,288)	(135,767)	(127,569)
Stock option exercise proceeds, including related tax effect	1,961	3,520	9,564	10,781
Purchase of treasury stock	(25,034)	—	(25,034)	—
Other financing activities	(16,930)	(8,192)	(19,098)	(10,547)
Net cash used in financing activities	(330,986)	(60,168)	(425,425)	(545,329)

Increase (decrease) in cash and equivalents	(210,006)	253,242	114,451	365,669
Cash and equivalents at beginning of period	1,051,489	473,790	727,032	361,363
Cash and equivalents at end of period	$841,483	$727,032	$841,483	$727,032

Supplemental disclosure information:
Cash paid for interest	$53,074	$44,845	$150,679	$160,190
Cash paid (received) for income taxes, net	$55,826	$423	$159,950	$(9,898)